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                                                                   EXHIBIT 10.52

                              SETTLEMENT AGREEMENT

         This is an agreement ("Agreement") between the Sirit Parties (as defined below) and the Able Parties (as defined below) dated as of this 7th day of July 2000. The Sirit Parties and the Able Parties wish to resolve any and all disputes between any and all of the Sirit Parties, on the one hand, and any and all of the Able Parties, on the other hand, without further litigation, and, in consideration of the mutual promises and covenants, payments, warranties, releases, and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency of which is acknowledged, the Sirit Parties and the Able Parties covenant and agree as follows:

I.       DEFINITIONS.

         The following terms used are defined as follows:

         A. "Able" means Able Telcom Holding Corp. and its predecessors, successors, acquirers and assigns, and each of their present, past, direct and indirect subsidiary, parent, and affiliated entities, past and present employees, agents, representatives, directors, employees, officers, shareholders, partners, joint venturers, and any other persons acting or purporting to act on behalf of Able Telcom Holding Corp., except legal counsel. Notwithstanding the foregoing, "Able" does not include Thomas M. Davidson, Sr.

         B. "Able Parties" means Able Telcom Holding Corp., Thomas M. Davidson, Sr. ("Davidson"), MCI WorldCom, Inc., MFS Communications Company., Inc., WorldCom, Inc., Frederick Weidinger and their predecessors, successors, acquirers and assigns, and each of their present, past, direct and indirect subsidiary, parent, and affiliated entities, past and present employees, agents, representatives, directors, employees, officers, shareholders, partners, joint venturers, and all of said individuals' heirs, executors, administrators and assigns and any other persons acting or purporting to act on behalf of the Able Parties including but not limited to those individuals and entities listed on Exhibit "A" to this Agreement, except legal counsel.

         C.       "Agreement" means this agreement.

         D. The "Able Litigation" means Sirit Technologies, Inc. v. Able Telcom Holding Corp. et al., U.S. District Court of the Southern District of Florida, Case No. 98-1153-CIV-GOLD.

         E. "Defendants" means Able Telcom Holding Corp. and Thomas M. Davidson, Sr., and does not include any of the additional individuals or entities included in the defined terms "The Able Parties" or "Able."

         F. "Plaintiff" means Sirit Technologies, Inc. and does not include any of the additional individuals or entities included in the defined terms "The Sirit Parties" or "Sirit."


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         G.       "Series B" means the Series B Convertible Preferred Stock as such shares remain and are described on pp. 16-18 of Able Telcom Holding Corp.'s Form 10-Q filed with the SEC on or about June 19, 2000.

         H. "Series C" means those 5,000 (Five Thousand) shares of Series C Convertible Preferred Stock issued by Able on or about February 4, 2000.

         I. "Signature Parties" shall mean Able Telcom Holding Corp., Thomas M. Davidson, Sirit Technologies, Inc., Jacob Gornitzki and GTL Securities, Inc.

         J. "Sirit" means Sirit Technologies, Inc. and its predecessors, successors, acquirers and assigns, and each of their present, past, direct and indirect subsidiary, parent, and affiliated entities, past and present employees, agents, representatives, directors, employees, officers, shareholders, partners, joint venturers, and any other persons acting or purporting to act on behalf of Sirit Technologies, Inc., except legal counsel.

         K. "Sirit Parties" means Sirit Technologies, Inc., Jacob Gornitzki, GTL Securities, Inc. and their predecessors, successors, acquirers and assigns, and each of their present, past, direct and indirect subsidiary, parent, and affiliated entities, past and present employees, agents, representatives, directors, employees, officers, shareholders, partners, joint venturers, and all of said individuals' heirs, executors, administrators and assigns and any other persons acting or purporting to act on behalf of the Sirit Parties, including but not limited to those individuals and entities listed on Exhibit "B" to this Agreement, except legal counsel.

         L. The "Surviving Sections" are Sections IV, V, VI, VIII, IX, X, XII, XIII, XIV, XV and XVI.

         M. The "WorldCom Litigation" means Sirit Technologies, Inc. and GTL Securities Inc. v. MCI WorldCom, Inc. et al, U.S. District Court for the District of Nebraska, Case No. 8:00CV92, dismissed without prejudice on March 14, 2000.

II.      SETTLEMENT TERMS

         A.       FUND TRANSFERS ON EXECUTION.

              1. Davidson shall cause Sirit to be paid a nonrefundable payment totaling $650,000 (Six Hundred and Fifty Thousand Dollars), as consideration for Sirit's agreement to settle any and all litigation matters between Sirit and Davidson and in consideration of Sirit's execution of this Agreement with the releases contained herein. Payment shall be by certified check or other good funds, including wire transfer to counsel for Sirit by 12:00 Noon, July __, 2000. Davidson agrees not to directly or indirectly seek indemnification from Able (or Able's insurance carrier(s)) for this $650,000 payment. Able agrees not to indemnify or cause the indemnification of Davidson, directly or indirectly, for this $650,000 payment. Except as otherwise provided herein, this payment, and the release of Davidson, is final as of the execution of this Agreement


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              and under no circumstances shall Davidson be entitled to a return of, or credit for, this $650,000 payment. Davidson represents that this payment is not improper in light of any obligations or liabilities that he may owe to the Internal Revenue Service or any other secured creditor. In the event of an action for disgorgement or otherwise to obtain all or part of the $650,000.00, Davidson agrees to defend that action at his own cost and expense. In the event such payment is finally determined to be improper, and such final determination results in an order requiring Sirit to disgorge or otherwise make a payment, and such payment is made by Sirit, Davidson will have ten (10) business days to make Sirit whole as to any actual amounts disgorged or paid plus interest thereon, calculated at the annual rate of 10% compounded monthly, and if he does not do so, Sirit may execute upon the Consent Judgment described in Section III. Notwithstanding the foregoing, Sirit agrees to execute and file a Notice of Satisfaction of the Consent Judgment described in Section III with regard to Davidson, upon the presentation to Sirit of written proof that the outstanding obligations of Thomas Davidson to the IRS and any other secured creditor (excluding any residential mortgage to the extent it is secured by the residential property) as of the date of this Agreement have been settled and satisfied.


              2. Able shall cause Sirit to be paid a nonrefundable payment totaling $5,000,000.00 (Five Million Dollars) as consideration for Sirit's execution of this Agreement. Payment shall be by certified check or other good funds, including wire transfer to counsel for Sirit by 12:00 Noon, July __, 2000. This payment is independent of, and unrelated to, any other consideration from Able to Sirit provided for in this Agreement. This payment is final as of execution of this Agreement and under no circumstances shall Able be entitled to a return of or credit for this $5,000,000.00 payment.

         B.       SECURITIES TO BE ISSUED

                  1. ISSUANCE OF STOCK. Able is to use its best efforts, at its sole cost and expense, to obtain by November 30, 2000 (the "Issue Date") any and all necessary corporate, regulatory and other third party consents to issue and register sufficient common stock equal to 4,074,597 (Four Million, Seventy Four Thousand, Five Hundred Ninety Seven) shares (such shares, together with such other shares to be issued to Sirit as set forth below in this Paragraph B.1 (and not Paragraph B.2.), to be collectively referred to as the "Sirit Shares"), being 19.99% of the outstanding shares of Able after the issuance of these shares, based on 16,308,582 shares outstanding reported in Able's Form 10-Q filed with the SEC on or about June 19, 2000.

                  In addition and subject to the above, Able will issue to Sirit (or, in the alternative, at Sirit's direction, reserve for issuance) upon conversion by the Series C holders an additional 936,914 (Nine Hundred Thirty Six Thousand Nine Hundred and Fourteen) shares of common stock (assuming the Series C shares have a $15 million face value and are converted at a conversion price of $4/share), without payment of any consideration by Sirit. If the foregoing assumptions are incorrect, appropriate adjustments in the number of


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         shares issued to Sirit will be made, so as to maintain Sirit as the owner of 19.99% of Able's common stock, without payment of any consideration by Sirit.

                  Moreover, to extent that the holders of Series B or Series C, now have, pursuant to an existing document or agreement (including the amendments attached as Exhibit C), and pursuant to the terms of Section II, Paragraph B.2 below,

                  (i) An entitlement to additional shares and/or warrants, including, without limitation, as a result of any penalty, damage, default, conversion, put or other right, then Sirit shall be entitled, without payment of any consideration (unless additional consideration is at that time paid to receive the shares from the entitlement) to be issued (or alternatively, at Sirit's direction to have reserved for issuance), at such a time that such shares are issued to the holders of Series B or Series C, on a simultaneous basis, additional shares so that Sirit shall retain its 19.99% ownership interest in Able, and/or

                  (ii) An entitlement to any moneys, including, without limitation, as a result of any penalty, damage, default, conversion, put or other right, then Sirit shall (a) not be required to transfer, convey, assign or return any of its Sirit Shares back to Able or any other party and (b) be issued (or alternatively, at Sirit's direction to have reserved for issuance), at such a time that such shares are issued to the holders of Series B or Series C, additional shares without payment of any consideration by Sirit (unless additional consideration is at that time paid to receive the shares from the entitlement) in an amount equal to the excess of such moneys over $15 million divided by $4 per share; and/or

                  (iii) In the event any shares to which Sirit is entitled pursuant to (i) or (ii) above would raise its ownership of the outstanding common stock of Able above 19.99%, Sirit shall have the right to such shares, but such shares shall be issued to Sirit only upon its written instructions.

                  Able is to use its best efforts, at its sole cost and expense, to obtain by November 30, 2000 (the "Issue Date") any and all necessary corporate, regulatory and other third party consents to issue and register sufficient common stock equal to the sum of the shares to be issued to Sirit pursuant to the preceding two paragraphs (a total of 5,011,511 shares of common stock).

                  Ninety-one days following the issuance and registration of the Sirit Shares, and assuming that Able has met all conditions of Section XI and XII (with the exception of the two-year period described therein), and also assuming that no petition commencing a bankruptcy case has been filed by or against Able, Sirit shall file a Notice of Satisfaction of the Consent Judgment referred to in Section III with the Court. If, regardless of Able's efforts, these shares are not issued and registered (See Section II, Paragraph B.3 below)


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         on or before November 30, 2000, Sirit may, upon five (5) business days notice to Able, execute upon the Consent Judgment, pursuant to the other terms and conditions of this Agreement, including those terms contained in Sub-Paragraph 7 below.

                  2. ANTI-DILUTION. Sirit shall have the right to maintain its then current percentage ownership of the outstanding shares of Able common stock attributable to Sirit's ownership of the Sirit Shares on the Issue Date.

                  Accordingly, if Able issues shares of common stock to any third party except in the case of the Series B and/or C Conversion, in which case no payment is due from Sirit, Sirit is entitled to receive the appropriate number of shares of stock that will maintain its then current percentage ownership of common shares originally attributable to Sirit's ownership of the Sirit Shares, provided that Sirit pay the same consideration paid to Able by the third party.

                  By way of example, if Sirit's current holdings of shares of Able common stock attributable to Sirit's ownership of the Sirit Shares on the Issue Date is 19.99%, and if an option holder exercises options and buys 80 shares at $5.00 per share, then Sirit shall be given the right to purchase 20 shares at $5.00 per share. The mere issuance of options (or any other right to receive common shares) to a third party does not permit Sirit to acquire additional shares, provided the issuance of the options (or other rights to receive common shares) does not entitle the recipient to voting rights. Only the exercise of such options (or other rights to receive common shares) requires Able to offer such shares to Sirit at the appropriate price. If Sirit's current holdings of Able common stock attributable to Sirit's ownership of the Sirit Shares on the Issue Date during the term of this agreement become 10%, for example, then if an option holder exercises options and buys 90 shares at $5.00 per share, Sirit shall be given the right to purchase 10 shares at $5.00 per share.

                  Able shall provide Sirit 30 days written notice of the issuance of common shares and/or exercise of the options (or any other right to receive common shares)during which time Sirit shall have the right to purchase pursuant to this Paragraph B.2. If Sirit chooses not to exercise its right to purchase any or all such shares, resulting in a reduction of the percentage of common shares of Able common stock attributable to Sirit's ownership of the Sirit Shares on the Issue Date, then the number of shares available to Sirit thereafter under this Paragraph B.2 shall decrease to that resulting percentage. Only the Sirit Shares, and shares obtained pursuant to Paragraphs B.1 and B.2, shall be counted toward Sirit's percentage.

                  The provisions of this Paragraph B.2 expire two years after the issuance of the Sirit Shares, and do not apply to any issuance of shares under which Able shall receive value of $10.00 per share or more. However, to the extent the issuance of shares at $10.00 per share or more causes a reduction in Sirit's percentage attributable to Sirit's ownership of the Sirit Shares on the Issue Date, that reduced percentage ownership shall be used thereafter under the provisions of this Paragraph B.2. All shares issued pursuant to this Paragraph B.2 shall be called the "Anti-Dilution Shares."


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                  3.       REGISTRATION RIGHTS. Able will use its best efforts
         to ensure that Sirit will have "piggyback" SEC registration rights for the Sirit Shares with the holders of Series B and/or C Preferred Shares. In particular, Able agrees to file an S1 by August 31, 2000 for the Sirit Shares and to use its best efforts for such registration to become effective by the same date that is required by the Series C registration rights agreements as amended and attached hereto as Exhibit "C" and under the same terms and conditions contained in those documents. In the event that Sirit is entitled to Anti-Dilution Shares during the two years following issuance of the Sirit Shares, Able will undertake to make prompt regulatory filings in order to register the additional shares.

                  4. SIRIT'S SECURITIES REPRESENTATIONS AND WARRANTIES. Sirit represents and warrants that it is an "accredited investor," as such term is defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933 and as evidenced by the following

                  (a) Sirit was not formed for the purpose of investing in the Sirit Shares;

                  (b)      Sirit

                           (1)      is (i) a bank, (ii) an insurance company,
                  (iii) an investment company registered under the Investment Company Act of 1940, (iv) a business development company as defined in the Investment Company Act of 1940, (v) a small business investment company licensed by the Small Business Administration, (vi) a private business development company as defined in the Investment Advisors Act of 1940, or (vii) a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.; or

                           (2)      has assets in excess of $5,000,000 in value;
                  or

                           (3) all of the equity owners of Sirit are Accredited Investors under the Act and Regulation D; or

                           (4) is a revocable trust which may be amended or revoked at any time by the grantors. Each of the grantors individually is an Accredited Investor under the Act and Regulation D; or

                           (5) is an employee benefit plan trust under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and either (i) the investment decision with respect to this investment is being made by a bank, insurance company or registered investment adviser as the plan fiduciary, or (ii) the plan is self-directed and investment decisions are made by persons who are Accredited Investors under the Act and Regulation D.

                  (c) Sirit has the knowledge and experience in financial, tax, and business matters required to enable it to utilize the information made available to it in connection with the offering of


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the Shares, to evaluate the merits and risks of the prospective investment, and to make an informed business decision with respect to it;

                  (d) Sirit's investment in the Sirit Shares is suitable for the undersigned when viewed in the light of its other securities holdings and needs;

                  (e) Sirit has adequate means of providing for its current needs and contingencies and has no need for liquidity in its investment in the Shares; and

                  (f) Sirit will notify Able immediately if any of these representations become untrue prior to Sirit's acceptance of the Sirit Shares.

                  5. BOARD REPRESENTATION. Until such time as the Sirit Shares are issued, one representative of Sirit shall receive notice of, and shall have the right to attend and observe all Able board meetings at Able's expense. After such time as the Sirit Shares are issued, Able shall include one nominee of Sirit for election to the Board of Directors to be confirmed in Able's annual shareholders meeting.

                  6. ABLE'S RELATED UNDERTAKINGS. Able, but not Davidson, as a condition of this Agreement, within 20 business days of the execution of this Agreement, will obtain and provide documentary verification to Sirit of each of the following, among others (see
         Section XI): (a) written agreements from MCI WorldCom, Gideon Taylor and the holders of Series B and Series C to vote their common shares in favor of the issuance of the Sirit Shares and any related matters to this Settlement Agreement at the next Able annual shareholder meeting;
         (b) withdrawal of the Supplemental Compensation arrangement (approved by the Board of Directors on March 31, 2000) from the items to be presented for approval at the next shareholders meeting of the Company;
         (c) reservation of such amount of authorized but unissued common shares in favor of Sirit to maintain Sirit's then current percentage ownership as discussed in Section II, Paragraphs B.1 and B.2 above in Able upon conversion of all Series C.

                  7.       NATURE OF REMEDY PROVISIONS.

                           a. From the date of this Agreement, through and including August 31, 2000, Able may cause Sirit to be paid $20 million in cash or equivalent funds, for any reason. Ninety-one days following this payment, and assuming that Able has met all of the obligations of Section XII (with the exception of the two-year period described therein), and also assuming that no petition commencing a bankruptcy case has been filed by or against Able, then the $20 million payment shall be deemed a discharge of every obligation of Able under this Agreement except for those contained in the Surviving Sections, and Sirit shall file the dismissal with prejudice of the WorldCom Litigation pursuant to Section III and, a Notice of Satisfaction of the Consent Judgment in the Able Litigation pursuant to Section III. During that 91 day period, all obligations of Able under this Agreement shall be held in suspense.


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                           b.       If, during the time from September 1, 2000,
                  through and including November 30, 2000 (the "Interim Period"), Able enters into an agreement to merge into, be acquired by, or otherwise transfer all or substantially all of its assets to another entity (the "Entity") with which it is not then affiliated (the "Triggering Transaction") then Able shall provide a copy of this Agreement to the Entity and:

                                    (1)     Able shall provide written notice of
                           the Triggering Transaction to Sirit; and

                                    (2)      Thereafter, Sirit shall have ten
                           (10) business days from the notice (as defined in Section XVI, below) to make an election between:

                                            (a)      participating in the
                                    Triggering Transaction as described
                                    below; or

                                            (b)      otherwise continuing with
                                    its rights under this Agreement.

                           (3) If Sirit elects to participate in the Triggering Transaction, then (subject to Sub-Paragraph 7.c below), ninety-one days following this election, and assuming that Able has met all of the obligations of Section XII (with the exception of the two-year period described therein), and also assuming that no petition commencing a bankruptcy case has been filed by or against Able, then Sirit's election shall be deemed a discharge of every obligation of Able under this Agreement except for those contained in the Surviving Sections, and Sirit shall file the dismissal with prejudice of the WorldCom Litigation pursuant to Section III and, a Notice of Satisfaction of the Consent Judgment in the Able Litigation pursuant to Section III. During that 91 day period, all obligations of Able under this Agreement shall be held in suspense.

                           (4) Sirit shall participate in the Triggering Transaction entered into during the Interim Period by receiving the same consideration offered in the Triggering Transaction as all other common shareholders, as if Sirit owned its full entitlement to its Sirit Shares pursuant to this Agreement of the outstanding common shares of Able in the Triggering Transaction. However, under no circumstances will the total amount to be paid to Sirit from a Triggering Transaction entered into during the Interim Period exceed $26.2 million (unless the Triggering Transaction occurs after Sirit receives the Sirit Shares), not including the $5 million inducement payment made pursuant to Section II.A.2 of this Agreement. Further, if the consideration given to Sirit is in the form of securities, those securities will be valued (for the purpose of calculating the $26.2 million limit) at their closing trading price on the date of the closing of the Triggering Transaction.


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                  c.       If, pursuant to Sub-Paragraph (2)(a) above, Sirit
         elects to participate in the Triggering Transaction, and if the Triggering Transaction does not close before December 1, 2000, then on or before December 11, 2000, Sirit shall again elect between participating in the Triggering Transaction as described above or otherwise continuing with its rights under this Agreement. However, if Sirit elects to participate in the Triggering Transaction under this Sub-paragraph c, then such election is irrevocable, and ninety-one days following this election, and assuming that Able has met all of the obligations of Section XII (with the exception of the two-year period described therein), and also assuming that no petition commencing a bankruptcy case has been filed by or against Able, then this election shall be deemed a discharge of every obligation of Able under this Agreement except for those contained in the Surviving Sections, and Sirit shall file the dismissal with prejudice of the WorldCom Litigation pursuant to Section III and, a Notice of Satisfaction of the Consent Judgment in the Able Litigation pursuant to Section III. During that 91 day period, all obligations of Able under this Agreement shall be held in suspense. If Sirit elects under this sub-Paragraph c to continue with its rights under this Agreement, then all unperformed obligations under this Agreement are reinstated except that any payment obligation will be delayed for 30 days after Sirit's election.

                  d. The closing of any Triggering Transaction in which Sirit has elected to participate, discharges every obligation of Able under this Agreement except for those contained in the Surviving Sections and requires Sirit to file the dismissal with prejudice of the WorldCom Litigation pursuant to Section III.

III.     RESOLUTION OF PROCEDURAL ISSUES.

         Upon execution of this Agreement, Able, Sirit, Davidson and their counsel will execute and file with the Court in the Able Litigation the attached Notice of Settlement and Joint Motion to Enter Consent Judgment, which grants judgment to Sirit and against Able in the amount of $20 million, and to Sirit and against Davidson in the amount of $1.3 million. Once the Consent Judgment is entered, Sirit must in every and any jurisdiction in which it has recorded the May 16, 2000 judgment in the Able Litigation, take all steps required under the law of those jurisdictions to remove or cancel from the public records any indication that the May 16, 2000 judgment in the Able Litigation has any current vitality, force or effect. Sirit may choose at its own option and expense to record the new $20 million Consent Judgment, but in any event may not execute upon it except as provided elsewhere in this Agreement. Further, and subject to the provisions of Section II, Paragraph B.7, Sirit must provide Able five (5) business days notice of any such intended execution so that Able may at its sole option and for any reason cure the breach during the five business day cure period or pay the Consent Judgment before execution is commenced.

         Notwithstanding any other provision of this Agreement, any event that gives Sirit the right to execute upon the $20 million Consent Judgment (including the expiration of the 5-day period without cure or payment) shall also give Sirit any right it then may have to reinstitute the WorldCom Litigation. In such an event, the releases provided to Frederick W. Weidinger,


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WorldCom Inc., MCI WorldCom, Inc. and MFS Communications Company, Inc. (the
"WorldCom Parties") in Section IV become null and void only to the extent that the Sirit Parties are permitted to refile the WorldCom Litigation subject to the conditions set forth herein, and the releases provided by the WorldCom Parties shall also become null and void only with respect to the subject matters raised in or related to the WorldCom Litigation. The Sirit Parties agree that should the WorldCom Litigation be reinstated pursuant to the terms of this paragraph, then the WorldCom Litigation shall be the sole remedy of the Sirit Parties against the WorldCom Parties with respect to the subject matters raised therein and that the WorldCom Litigation shall be limited to the subject matters contained in the legal claims and factual allegations set forth in the complaint previously filed in the WorldCom Litigation, except as to events arising after the date of this Agreement. However, until such time, and consistent with
Section IV, Sirit will refrain and forbear from commencing, instituting, or prosecuting any lawsuit, action, claim, petition, motion or other judicial or regulatory proceeding based on, arising out of, or connected with the WorldCom Litigation or the subject matters raised therein. In the event that the $20 million Consent Judgment is satisfied either by the issuance and registration of the Sirit Shares, or payment in full within 45 days, or otherwise pursuant to the terms of Section II, Paragraph B.7, then all Sirit Parties who are Plaintiffs in the WorldCom Litigation shall dismiss the WorldCom Litigation with prejudice after ninety-one days have thereafter elapsed without the filing of a petition by or against Able commencing a bankruptcy case. However, any statutes of limitations applicable to the WorldCom Litigation (including those applicable to claims that may be asserted against the Sirit Parties) are tolled from the date of the full execution of this Agreement until the date of any event (not cured or waived pursuant to Section IX) that gives Sirit the right to execute upon the $20 million Consent Judgment. If a petition by or against Able commencing a bankruptcy case is filed within this 91 day period and if a claim is made that the satisfaction of the Consent Judgment is a preference or must otherwise be disgorged or repaid, then the Sirit Parties will forbear from commencing litigation against the WorldCom Parties unless and until the satisfaction of the Consent Judgment is finally determined by the courts to be a preference or otherwise required to be disgorged or repaid by Sirit; provided, that during this period of forbearance any statutes of limitation applicable to the WorldCom Litigation (including those applicable to claims that may be asserted against the Sirit Parties) are tolled and extended. If, however, the courts finally determine that the satisfaction of the Consent Judgment is not a preference and need not be repaid or otherwise disgorged, then the Sirit Parties who are Plaintiffs in the WorldCom Litigation shall dismiss the WorldCom Litigation with prejudice within five (5) business days following the final adjudication. Provided further that Sirit agrees to exchange unconditional releases with WorldCom if, within 20 days of the execution of this Agreement, WorldCom pays Sirit $10 million.

IV.      MUTUAL GENERAL RELEASES AND COVENANTS NOT TO SUE.

         Except as otherwise provided in this Agreement, the Sirit Parties (collectively and individually) hereby GENERALLY AND UNCONDITIONALLY RELEASE, acquit, and forever discharge the Able Parties (collectively and individually) from any and all claims, demands, actions, indebtedness, agreements, promises, causes of action, claims for attorneys' fees, costs, responsibilities, obligations, expenses, covenants, damages, suits, judgments and liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected,


                                    10 of 22
claimed, developed or undeveloped, anticipated or unanticipated that the Sirit Parties (collectively or individually) ever had, claimed to have, now have, or may hereafter have or claim to have, based upon events that occurred through the date of this Agreement, against each or any of the Able Parties, including but not limited to, all claims arising out of, connected with, incidental to, asserted in, or which could have been asserted in or are related to the Able Litigation or the WorldCom Litigation, or otherwise arise out of any aspect whatsoever of any relationship or dealing between any or all the Sirit Parties and any or all the Able Parties. It is understood that this is a General Release.

         Except as otherwise provided in this Agreement, the Sirit Parties (collectively and individually) hereby agree and covenant that the Sirit Parties will forever refrain and forbear from commencing, instituting, or prosecuting any lawsuit, action, claim, petition, motion or other judicial or regulatory proceeding based on, arising out of, or connected with any of the released claims referenced in the preceding paragraph.

         Except as otherwise provided in this Agreement, the Able Parties (collectively and individually) hereby GENERALLY AND UNCONDITIONALLY RELEASE, acquit, and forever discharge the Sirit Parties (collectively and individually) from any and all claims, demands, actions, indebtedness, agreements, promises, causes of action, claims for attorneys' fees, costs, responsibilities, obligations, expenses, covenants, damages, suits, judgments and liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected, claimed, developed or undeveloped, anticipated or unanticipated that The Able Parties (collectively or individually) ever had, claimed to have, now have, or may hereafter have or claim to have, based upon events that occurred through the date of this Agreement, against each or any of the Sirit Parties, including but not limited to, all claims arising out of, connected with, incidental to, asserted in, or which could have been asserted in or are related to the Able Litigation or the WorldCom Litigation, or otherwise arise out of any aspect whatsoever of any relationship or dealing between any or all of the Able Parties and any or all of the Sirit Parties. It is understood that this is a General Release.

         The Able Parties (collectively and individually) hereby agree and covenant that the Able Parties will forever refrain and forbear from commencing, instituting, or prosecuting any lawsuit, action, claim, petition, motion or other judicial or regulatory proceeding based on, arising out of, or connected with any of the released claims referenced in the preceding paragraph.

V.       COST OF LITIGATION AND ATTORNEYS' FEES.

         The Sirit Parties and the Able Parties understand that they are each responsible for their own attorneys' fees, costs and expenses arising out of the Able Litigation and the WorldCom Litigation including the fees, costs and expenses of their own expert witnesses.

VI.      NO ASSIGNMENT.

         The Sirit Parties and the Able Parties represent and warrant that as of the date of the execution of this Agreement, they have not assigned or transferred, or purported to assign or


                                    11 of 22
transfer, to any person, firm, corporation, association or entity whatsoever, any released claim described in Section IV.

VII.     NO ADMISSION OF LIABILITY.

         This Agreement is a compromise of disputed claims and does not constitute, nor shall it be construed, as an admission of liability on the part of the Sirit Parties or the Able Parties as to any matters whatsoever. It is understood and agreed that this settlement is the compromise of disputed claims and that each party merely intends to avoid further litigation and buy its peace.

VIII.    INDEMNIFICATION.

         Except as otherwise provided herein, in the event any Sirit Party or Able Party institutes any action or proceeding against another Sirit Party or Able Party with respect to any claim and/or action related to the matters raised in the Able Litigation, or in the event any warranty contained in this Agreement is breached, then the individual or entity asserting such claim and action or breaching the warranty shall indemnify and hold harmless the individual or entity against whom the claim is asserted or who claims the warranty is breached with respect to any and all damages, loss, liability or expense of any nature whatsoever, including attorneys' fees and expenses, which the party against whom the claim is asserted or who claims the warranty is breached may incur or suffer arising out of or resulting in any way from such action or breach; provided that in no event shall Sirit have any obligation to indemnify or hold harmless Able or any Able Party as a result of any action by any Sirit Party other than Sirit; nor shall Able have any obligation to indemnify or hold harmless Sirit or any Sirit Party as a result of any action by any Able Party other than Able.

IX.      MODIFICATION, WAIVER AND NO PAROL REPRESENTATIONS OR AGREEMENTS.

         This Agreement constitutes the entire Agreement between the Sirit Parties and the Able Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. No provision of this Agreement may be changed, altered, modified, or waived except in writing signed by all Signature Parties other than Davidson, except as to matters directly impacting Davidson's rights, duties or obligations under this Agreement. The Sirit Parties and the Able Parties acknowledge that no representation, promise or inducement has been made with respect to the subject matter hereof other than as specifically set forth in this Agreement, and that none of them has entered into this Agreement in reliance upon any other representation, promise or inducement with respect to the subject matter hereof not set forth herein.

         Any decision or agreement by any Signature Party to waive or not enforce any conditions or obligations under this Agreement, or to extend any time period under this Agreement, shall not act as a a waiver of any rights of that Signature Party under this Agreement with respect to any condition or obligation or with respect to any other breach of obligations under this Agreement.


                                    12 of 22

X.       REPRESENTATIONS AND WARRANTIES OF UNDERSTANDING.

         All Signature Parties acknowledge and represent that they have read this Agreement in full, have consulted with their attorneys, and understand and voluntarily consent and agree to each and every provision contained herein. All Signature Parties hereto have cooperated in the drafting and preparation of this Agreement, which Agreement was custom-drafted to represent the unique needs of the situation between these parties.

         Sirit and Able represent and warrant that, among them, they have authority to enter into this Agreement on behalf of all the Sirit Parties and all the Able Parties respectively. Additionally, any Signature Party that is not an individual represents and warrants that the individual signing on its behalf has all necessary power and authority to do so.

         Except as otherwise provided in this Agreement, Sirit and Able represent and warrant that all claims, demands, actions, indebtedness, agreements, promises, causes of action, claims for attorneys' fees, costs, responsibilities, obligations, expenses, covenants, damages, suits, judgments and liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected, claimed, developed or undeveloped, anticipated or unanticipated that the Sirit Parties and/or the Able Parties (collectively or individually) ever had, claimed to have, now have, or may hereafter have or claim to have, based upon events that occurred through the date of this Agreement, against each other, including but not limited to, all claims arising out of, connected with, incidental to, asserted in, or which could have been asserted in or are related to the Able Litigation or the WorldCom Litigation or otherwise arise out any aspect whatsoever of any relationship or dealing between any or all the Able Parties and any or all the Sirit Parties, have fully matured before the Effective Date of this Agreement.

         Sirit and Able represent and warrant that the descriptions by category of the individuals and entities included in the definitions of "The Sirit Parties" and "The Able Parties" are sufficient to describe those categories, and, that the lists of the Sirit Parties and the Able Parties contained in Exhibits A and B are merely exemplary and are non-exhaustive.

         Sirit and Able each represent that, excluding legal fees paid to counsel, no one has been paid, or is entitled to a payment of, a commission, contingency fee, success fee or incentive for the procurement or execution of this Agreement.

XI.      CONDITIONS.

         Except as otherwise provided herein, including in Section II, Paragraph B.7, failure of Able to perform any of the following conditions permits Sirit to execute upon the $20 million Consent Judgment against Able, pursuant to the terms and conditions of this Agreement, but do not impact the rights of Davidson or his release herein.

         A. Within 20 business days after the execution of this Agreement, Able will provide to Sirit an agreement between WorldCom and Able which will provide for the following:


                                    13 of 22

         1. WorldCom will agree to convert all of its holdings of current debt into seven year term debt at an annual interest rate not to exceed 8%;

         2. WorldCom will agree to extend the Master Services Agreement to July 1, 2006 maintaining current annual minimum contract amounts;

         3. WorldCom will use reasonable efforts to assist Able to raise working capital and expects to provide new working capital up to a maximum amount of $40,000,000;

         4. WorldCom will agree to vote its common shares in favor of the issuance of the Sirit Shares and any matters related to this Settlement Agreement;

         5. WorldCom will agree not to place Able in involuntary bankruptcy from the date of this Agreement until (a) 91 days following the issuance and registration of the Sirit Shares; or (b) for 91 days following the date on which the Consent Judgment has been paid or satisfied in full, whichever is later (but in no event later than May 31, 2001);

         6. WorldCom will agree to the tolling of the statute of limitations as described at the end of Section III.

         B. PREFERRED SERIES B AND C CONDITIONS. Within 20 business days after the execution of this Agreement, Able will provide to Sirit signed copies of the agreements between the holders of Series B and Series C and Able, which are attached as Exhibit C. Additionally, the holders of Series B and Series C will agree not to place Able in involuntary bankruptcy from the date of this Agreement until (a) 91 days following the issuance and registration of the Sirit Shares; or (b) for 91 days following the date on which the Consent Judgment has been paid or satisfied in full, whichever is later, (but in no event later than May 31, 2001), to the extent they have such a right, and will agree to vote their common shares in favor of the issuance of the Sirit Shares and any matters related to this Settlement Agreement.

         C. LENDER CONDITIONS. Within 20 business days after the execution of this Agreement, Able will make its best efforts to provide to Sirit an agreement between Bank of America and Able which will provide that Bank of America will not place Able in involuntary bankruptcy from the date of this Agreement until (a) 91 days following the issuance and registration of the Sirit Shares; or (b) for 91 days following the date on which the Consent Judgment has been paid or satisfied in full, whichever is later, (but in no event later than May 31, 2001), to the extent it has such a right, upon the condition that Able satisfies its obligations to Bank of America under its agreements with Bank of America.

         D. TAYLOR CONDITIONS. Within 20 business days after the execution of this Agreement, Able shall provide to Sirit an agreement between Gideon Taylor and Able


                                    14 of 22
which will provide that Taylor will agree to vote any common shares he may have in favor of the issuance of the Sirit Shares and any matters related to this Settlement Agreement.

         E. All of the obligations contained in Section II.B, "Securities to be Issued," regarding the Issuance of Stock, Anti-Dilution, Board Representation, Registration Rights, Able's Related Undertakings and Nature of Remedy Provisions are also, without changing the meaning or scope of those obligations, to be treated as conditions under this Section XI.

XII.     INSOLVENCY PROVISIONS.

         Able represents that it does not have any present intention to file a voluntary bankruptcy case during the two-year period following the date of the entry of the Consent Judgment described in Section III above and that it will not file such a case before the end of that two-year period. In the event a petition commencing a bankruptcy case is filed by or against Able, and Sirit is required to return the cash or the securities transferred in settlement of the litigation, then, in such event, Sirit shall have in Able's bankruptcy case an allowed claim of $31.2 million, plus the cost and expenses incurred by Sirit in recording or removing the judgment entered on May 16, 2000 from the public record and the Consent Judgment as described in Section III above, and the reasonable attorneys fees incurred by Sirit in connection therewith.

XIII.    DISCLOSURE.

         Sirit and Able agree not to make any disclosure of this agreement unless such disclosure is in a form acceptable to Sirit and Able acting reasonably. Notwithstanding the foregoing, the Able and Sirit Parties acknowledge that each is a public company and, in certain circumstances, may be required to make disclosure as required by securities laws or regulations or as otherwise may be required by law or court order.

XIV.     VENUE, JURISDICTION AND GOVERNING LAW.

         The sole jurisdiction and venue for any litigation arising from or related to this Agreement shall be in the United States District Court for the Southern District of Florida, and all Signature Parties agree to submit to jurisdiction of and venue in such court for purposes of such litigation only and all parties agree that the court that conducted the Able Litigation, and which is being asked to approve the Consent Judgment, shall retain jurisdiction over this Agreement. This Agreement shall be performed, construed and governed by the laws of the State of Florida, without regard to Florida's choice of law principles.

XV.      OUTSTANDING COMMERCIAL TRANSACTIONS.

         Sirit and Able acknowledge that, independent of this Agreement and the Able Litigation, they have a commercial relationship in which Sirit sells transponders to a subsidiary of Able. Nothing in this Agreement, including the provisions of Section IV, shall release any claim


                                    15 of 22
arising out of that commercial relationship, including but not limited to outstanding issues and amounts arising out invoice numbers 10291, 10295-99, 10300, 10303-04, 10306-08, 10317-20, 10322-24, 10326 and 10330 under which Sirit contends that the outstanding total amount is $201,178.89.

XVI.     NOTICES.

         Any notice required by the terms of this Agreement shall be effective upon receipt, which shall be presumed one business day after delivery by overnight delivery service, or three business days after delivery by U.S. Mail, postage pre-paid and addressed as follows:

To Able:

         Billy V. Ray, Jr.
         Chief Executive Officer
         Able Telcom Holding Corp.
         1000 Holcomb Woods Pkwy
         Suite 440
         Roswell, GA 30076
         (770) 993-1570 (Phone)
         (770) 993-8532 (Fax)

         With a copy to:

                  J. Allen Maines, Esq.
                  Paul Hastings Janofsky & Walker, LLP
                  600 Peachtree Street
                  Suite 2400
                  Atlanta, Georgia 30308
                  (404) 815-2400 (Phone)
                  (404) 815-2424 (Fax)

To Davidson:

         Thomas M. Davidson, Sr.
         10509 MacArthur Blvd.
         Potomac, Maryland, 20854


         With a copy to:

                  Edward F. Schiff, Esq.
                  Schnader, Harrison, Segal & Lewis, LLP
                  1300 I Street, N.W.
                  11th Floor, East
                  Washington, D.C.  20005
                  (202) 216-4208 (Phone)
                  (202) 775-8741 (Fax)


                                    16 of 22

To Sirit, Gornitzki and GTL

         Jacob Gornitzki
         Sirit Technologies, Inc.
         200 King Street West
         Suite 2004
         Toronto, Ontario, Canada
         M5H 3T4
         (416) 597-1100 (Phone)
         (416) 597-2818 (Facsimile)

         With a copy to:

                  N. Richard Janis
                  Janis, Schuelke & Wechsler
                  1728 Massachusetts Avenue, N.W.
                  Washington, D.C. 20036
                  (202) 861-0600  (Phone)
                  (202) 223-7230 (Facsimile)

XVII.    COUNTERPARTS.

         This Agreement may be executed in counterparts, and each counterpart shall be and constitute a part of this Agreement and all counterparts taken together shall constitute the Agreement, and be binding and effective upon all parties hereto.

         IN WITNESS THEREOF, the Sirit Parties and the Able Parties have caused this Agreement to be executed by each of them or their duly authorized representatives on the dates hereinafter subscribed.


                                    17 of 22

         Pursuant to 28 U.S.C. ss.1746 and ss.92.525, Fla. Stat., I declare under penalty of perjury under the laws of the United States of America and the State of Florida that I have read the foregoing Agreement and that the representations and provisions in it are true and correct.

SIRIT TECHNOLOGIES, INC.


By:
         -------------------------------
Its:
         -------------------------------

Executed this ___ day of July, 2000


                                    18 of 22

         Pursuant to 28 U.S.C. ss.1746 and ss.92.525, Fla. Stat., I declare under penalty of perjury under the laws of the United States of America and the State of Florida that I have read the foregoing Agreement and that the representations and provisions in it are true and correct.

GTL SECURITIES, INC.


By:
         -------------------------------
Its:
         -------------------------------

Executed this ___ day of July, 2000


                                    19 of 22

         Pursuant to 28 U.S.C. ss.1746 and ss.92.525, Fla. Stat., I declare under penalty of perjury under the laws of the United States of America and the State of Florida that I have read the foregoing Agreement and that the representations and provisions in it are true and correct.

JACOB GORNITZKI


------------------------------

         Individually

Executed this ___ day of July, 2000


                                    20 of 22

         Pursuant to 28 U.S.C. ss.1746 and ss.92.525, Fla. Stat., I declare under penalty of perjury under the laws of the United States of America and the State of Florida that I have read the foregoing Agreement and that the representations and provisions in it are true and correct.

ABLE TELCOM HOLDING CORP.

By:
         -------------------------------
Its:
         -------------------------------

Executed this ___ day of July, 2000


                                    21 of 22

         Pursuant to 28 U.S.C. ss.1746 and ss.92.525, Fla. Stat., I declare under penalty of perjury under the laws of the United States of America and the State of Florida that I have read the foregoing Agreement and that the representations and provisions in it are true and correct.

THOMAS M. DAVIDSON


------------------------------

Executed this ___ day of July, 2000


                                    22 of 22

                                    EXHIBIT A

                   Non-Exhaustive Listing of The Able Parties

Able ICP, Inc.
Able Telcom CA
Able Telcom Do Brasil LTDA
Able Telcom Holding Corp.
Able Telecommunications & Power, Inc.
Able Wireless, Inc.
Adesta Communications, Inc. f/k/a MFS Network Technologies, Inc.
Adesta Transportation, Inc. f/k/a MFS Transportation Services, Inc.
Michael Arp
Mark Berner
Richard A. Boyle
James E. Brands
Michael Brenner
Carroll Capital Group
G. Vance Cartee
Thomas M. Davidson
Davidson Capital Group LLC
Davidson Technology Investment Group LLC
Frazier L. Gaines
Garrison Capital Group
Georgia Electric Company
J. Barry Hall
Edwin Johnson
Stacey Jenkins
Marshall Capital Group
MCI WorldCom, Inc.
Alec McLarty
MFS Acquisition Company
MFS Communications Company, Inc.
Patton Management Corp.
Edward Z. Pollock
Gerald Pye
Southern Aluminum and Steel Corp.
Specialty Electronic Systems, Inc.
Michael A. Summers
Gideon Taylor
Transportation Safety Contractors, Inc.
TransTech, Inc., f/k/a MFS Transtech, Inc.
Billy V. Ray Jr.
C. Frank Swartz
Frederick Weidinger
WorldCom, Inc.

                                   EXHIBIT B

                   Non-Exhaustive Listing of The Sirit Parties

Michael Briand
Jacob Gornitzki
Gornitzki, Thompson & Little
GTL Investments Corporation
GTL Trading Limited
GTL Services Ltd.
GTL Securities, Inc.
Otto Jelinek
Ralph Lean
Kevin Moersch
Sirit Technologies, Inc.
Kenneth Smith
Fred Veinot


                                       1